APPENDIX H

CODE OF ETHICS

I.	INTRODUCTION

High ethical standards are essential for the success of the Adviser and to maintain the confidence of its clients and investors in investment funds managed by the Adviser (“Clients”). The Adviser’s long-term business interests are best served by adherence to the principle that the interests of Clients come first. We have a fiduciary duty to Clients to act solely for the benefit of our Clients. All personnel of the Adviser, including directors, officers and employees of the Adviser must put the interests of Clients before their own personal interests and must act honestly and fairly in all respects in dealings with Clients.

All personnel of the Adviser must also comply with all federal securities laws. In recognition of the Adviser’s fiduciary duty to its Clients and the Adviser’s desire to maintain its high ethical standards, the Adviser has adopted this Code of Ethics (the “Code”) containing, among other things, provisions designed to prevent Access Persons (as defined below) from engaging in any conduct prohibited under Rule 17j-1 of the Investment Company Act of 1940 (the “1940 Act”). improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Adviser’s clients.

Adherence to the Code and the related restrictions on personal investing is considered a basic condition of employment by the Adviser. If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer, who is charged with the administration of this Code.

II.	DEFINITIONS

1.          Access Person means any partner, officer, director, member, or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any reportable fund or (ii) who is involved in making securities recommendations to clients (or who has access to such recommendations that are nonpublic).

2.          Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

3.          Personal Account means any account in which an Access Person has any beneficial ownership.

4.          Reportable Security means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)) and includes any derivative, commodities, options or forward contracts relating thereto, except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)	Shares issued by registered open-end funds other than registered funds managed by the Adviser or registered funds whose adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser (each a “Reportable Fund”); and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are reportable funds.

III.	PROHIBITED CONDUCT UNDER THE 1940 ACT

Access Persons must comply with all applicable federal and state securities laws. No Access Person is permitted, in connection with the purchase or sale (directly or indirectly) of a security held or to be acquired by a Client to:

(a)	employ any device, scheme or artifice to defraud a Client;

(b)	make any untrue statement of a material fact to a Client or omit to state a material fact necessary in order to make the statements made to a Client, in light of the circumstances under which they are made, not misleading;

(c)	to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Client; or

(d)	to engage in any manipulative practice with respect to a Client.

IV.	APPLICABILITY OF CODE OF ETHICS

Personal Accounts of Access Persons. This Code applies to all Personal Accounts of all Access Persons.

A Personal Account also includes an account maintained by or for:

●	An Access Person’s spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;

●	Any immediate family members who live in the Access Person’s household;

●	Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services; and

●	Any partnership, corporation or other entity in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person exercises effective control.

A comprehensive list of all Access Persons and Personal Accounts will be maintained by the Adviser’s Chief Financial Officer to whom the Compliance Officer has delegated the responsibility of monitoring personal trading activity of the Access Persons. Another Officer will monitor the trading activity of the Chief Financial Officer.

V.	OVERSIGHT OF CODE OF ETHICS

The Adviser will use reasonable diligence to institute the procedures necessary to prevent violations under this Code. No less than annually the Compliance Officer will report to: (1) the Adviser; (2) if in a sub-advisory Client relationship with an adviser to a 1940 Act fund, to the investment adviser who may report to the fund’s Board of Trustees on the Adviser’s behalf; and (3) any Client that requests such a report.

The annual report will contain the following information:

1)	any issues arising under the Code or its procedures since the last report was provided including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations and

2)	the Compliance Officer will certify that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

1.	Acknowledgment. The Compliance Officer will annually distribute a copy of the Code to all Access Persons and notify them of their reporting obligations under the Code. The CCO will also distribute promptly all amendments to the Code. All Access Persons are required annually to sign and certify to the Compliance Officer their receipt and adherence to the Code by signing the form of acknowledgment.

2.	Review of Transactions. Each Access Person’s statements for his/her Personal Account will be reviewed quarterly for compliance. Any Access Person transactions that are believed to be a violation of this Code will be reported promptly to the management of the Adviser. The Chief Financial Officer of the Adviser will review the Compliance Officer’s statements. The Compliance Officer will review the Chief Financial Officer’s statements.

3.	Sanctions. Adviser’s management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of this Code has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

4.	Authority to Exempt Transactions. The CCO has the authority to exempt any Access Person or any personal securities transaction of an Access Person from any or all of the provisions of this Code if the CCO determines that such exemption would not be against any interests of a Client and in accordance with applicable law. The CCO will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

All reports of personal securities transactions and any other information filed pursuant to this Code will be treated as confidential to the extent permitted by law.

VI.	REPORTING

Initial Holdings Report: Each Access Person must submit an initial holdings report within 10 days of becoming an Access Person (which must be current as of a date no more than 45 days prior to the date the person becomes an Access Person) disclosing to the Compliance Officer the titles and types of securities held, brokerage accounts held, and dates of holdings for securities and brokerage accounts. The date of the report must also be indicated.

Duplicate Copies of Broker’s Confirmations and Account Statements to Adviser: All Access Persons must direct their brokers or custodians or any persons managing the Access Person’s account in which any Reportable Securities are held to supply the Chief Financial Officer with the Access Person’s quarterly brokerage statements. These Confirmations and Account Statements will fulfill the Rule 17j-1 Quarterly Transaction Report and Annual Holdings Report so long as the information contained in them are current as of a date no more than 30 days before the statement is received.

Access Persons must report immediately any suspected violations to the Compliance Officer.

VII.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

1.          General. It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be effected only in accordance with the provisions of this Section.

2.          It is the policy of the Adviser to restrict personal trading of each Access Person to stocks with market capitalizations over $5.0 Billion. This policy is intended to avoid activity that would overlap with securities that would potentially be on a restricted list due to potential inclusion in a Client portfolio of the Adviser. The Adviser concentrates its investments for its Clients in the small capitalization sector of the market. The Personal Accounts of the Access Persons will be reviewed quarterly by the Chief Financial Officer.

3.          Initial Public Offerings. An Access Person may not acquire any direct or indirect beneficial ownership in ANY securities in any initial public offering.

4.          Private Placements and Investment Opportunities of Limited Availability. An Access Person may not acquire any beneficial ownership in ANY securities in any private placement of securities or investment opportunity of limited availability unless the CCO has given express prior written approval. The CCO, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to the Access Person by virtue of his or her position with the Adviser.

VIII.	RECORDKEEPING

The CCO will keep in an easily accessible place for five (5) years, copies of this Code of Ethics, all Broker’s statements and reports of Access Persons, a list of all Access Persons subject to the Code, copies of all preclearance forms, records of violations and actions taken as a result of violations, copies of the CCO’s annual reports, and any other acknowledgments or memoranda relating to the administration of this Code of Ethics

The CCO will maintain a list of all Access Persons (which includes all Access Persons) of the Adviser currently and for the last five (5) years. Such list is attached as Appendix A1.

All Broker’s Confirmations and periodic statements of Access Persons may be kept electronically in a computer database.

APPENDIX H1

CODE OF ETHICS

ANNUAL ACKNOWLEDGMENT

I hereby acknowledge receipt of the Millrace Asset Group, Inc. Code of Ethics, Insider Trading Policy and Personal Conduct Policy and certify that I have read and understand them and agree to abide by them. I hereby represent that all my personal securities transactions will be effected in compliance with the Code of Ethics.

I also confirm that I have instructed all brokerage firms where I maintain an account in which Reportable Securities are held to supply duplicate copies of my quarterly brokerage account statements to the Chief Financial Officer.

Date:
(Signature)

(Print Name)

Reportable Security means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)) and includes any derivative, commodities, options or forward contracts relating thereto, except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)	Shares issued by registered open-end funds other than registered funds managed by the Adviser or registered funds whose adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser (each a “Reportable Fund”); and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are reportable funds.

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APPENDIX H2

PERSONAL CONDUCT POLICY

1.	Service on Boards of Directors; Other Business Activities. A Covered Person shall not serve as a director (or similar position) on the board or a member of a creditors committee of any company unless the Covered Person has received written approval from the Compliance Officer and the Adviser has adopted policies to address such service. Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any client account. At the time a Covered Person submits the initial holdings report in accordance with Section V(b) of this Code of Ethics, the Covered Person will submit to the Compliance Officer a description of any business activities in which the Covered Person has a significant role. This policy does not apply to charitable non-profit organizations.

2.	Short Term or Excessive Trading. The Adviser believes that short term or excessive personal trading by its Covered Persons can raise compliance and conflicts issues. Accordingly, no Covered Person may engage in more than 20 personal securities transactions during any 30 day period.

3.	Management of Non-Adviser Accounts. Covered Persons are prohibited from managing accounts for third parties who are not clients of the Adviser or serving as a trustee for third parties unless the Compliance Officer preclears the arrangement and finds that the arrangement would not harm any client. The Compliance Officer may require the Covered Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.

4.	Gifts and Business Entertainment Policy. In order to address conflicts of interest that may arise when a Covered Person accepts or gives a gift, favor, special accommodation, or other items of value, the Adviser places restrictions on gifts and certain types of business entertainment. Set forth below is the Adviser’s policy relating to gifts and business entertainment:

Gifts

●	General - No Covered Person may give or receive any gift, service, or other item of more than de minimis value, which for the purpose of this Code of Ethics is $100, to or from any person or entity that does business with or potentially could conduct business with or on behalf of the Adviser without the prior written approval of the Compliance Officer.

●	Solicited Gifts - No Covered Person may use his or her position with the Adviser to obtain anything of value from a client, supplier, person to whom the Covered Person refers business, or any other entity with which the Adviser does business.

●	Cash Gifts - No Covered Person may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or potentially could conduct business with or on behalf of the Adviser.

Business Entertainment

●	General – Covered Persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value.

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●	Extravagant Entertainment - No Covered Person may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or potentially could do business with or on behalf of the Adviser.

Reporting/Recordkeeping

●	Gifts - Each Covered Person must report any gifts in excess of de minimis value received in connection with the Covered Person’s employment to the Compliance Officer. The Compliance Officer may require that any such gift be returned to the provider or that an expense be repaid by the Covered Person.

●	Business Entertainment – Each Covered Person must report any event likely to be viewed as so frequent or of such high value as to raise a question or impropriety. Any such event must be approved by the Compliance Officer.

●	Recordkeeping - The Compliance Officer will maintain records of any gifts and/or business entertainment events so reported.

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